Exhibit 16.1

July 3, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Clone Algo, Inc. (Commission File Number 000-1498388) (“Company”) pursuant to Item 4.01 of Form 8-K as part of the Form 8-K for Clone Algo, Inc. dated July 2, 2014 to be filed with the Securities and Exchange Commission. We agree with the statements concerning Hartley Moore Accountancy Corporation (“HMCPA”) in Item 4.01 of such Form 8-K. We are not in a position to agree or disagree with any other statements contained in such Form 8-K.

Very truly yours,

/s/ HARTLEY MOORE ACCOUNTANCY CORPORATION
HARTLEY MOORE ACCOUNTANCY CORPORATION